UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K/A CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2018
CIVITAS SOLUTIONS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-36623 (Commission File Number)	65-1309110 (IRS Employer Identification No.)
313 Congress Street, 6th Floor Boston, Massachusetts 02210 (Address of Principal executive offices, including Zip Code)
(617) 790-4800 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.02. Results of Operations and Financial Condition.
On February 8, 2018, we issued a press release announcing our financial results for the first quarter ended December 31, 2017 and furnished the press release with a Current Report on Form 8-K we filed that day (the "Original Form 8-K"). The press release contained an error relating to the calculation of Adjusted net income per diluted common share for the three months ended December 31, 2016. With respect to the per diluted share impact of stock-based compensation and the income tax effect of adjustments to net income per diluted common share, the correct per share amount was $0.6 and ($0.14), respectively.

To correct this error, we are revising the information we provided in the press release we issued on February 8, 2018 as set forth below. Except as set forth below, this Form 8-K/A does not modify or update any other disclosure contained in or furnished with the Original Form 8-K and this Form 8-K/A should be read in conjunction with the Original Form 8-K.

First Quarter Fiscal 2018 Financial Results

Adjusted net income per diluted common share was $0.33 for the first quarter ended December 31, 2017 compared to $0.32 for the first quarter of the prior year.

Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands except per share data)
(unaudited)
	Three Months Ended December 31,
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share:
	2017	2016
Net income per diluted share	$0.25	$0.11
Adjustments:
Stock-based compensation (a)	0.04	0.06
Contingent consideration adjustment (b)	—	0.01
Expense reduction project costs (c)	0.02	0.04
Acquisition-related transaction costs (d)	0.02	—
Intangible asset amortization expense (e)	0.29	0.24
Impact of non-cash discrete tax benefit (f)	(0.17)	—
Income tax effect of adjustments to net income per diluted common share (g)	(0.12)	(0.14)
Adjusted net income per diluted common share	$0.33	$0.32

(a)	Represents non-cash stock-based compensation expense.

(b)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(c)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

(d)
Represents external transaction costs incurred by the Company for acquisitions. The Company has not historically excluded these costs but began excluding them in the first quarter of fiscal 2018. The Company believes that excluding these costs will provide the Company and its investors with a more transparent view of the Company's underlying operating performance because these expenses can vary significantly from quarter to quarter and the timing is difficult to predict. Prior period Adjusted EBITDA has been recast to conform to this presentation.

(e)	Represents amortization expense on intangible assets acquired in business combinations.

(f)
Represents the non-cash benefit of $6.5 million recorded during the three months ended December 31, 2017 primarily resulting from remeasuring the Company's deferred tax liabilities at the newly enacted federal tax rate.

(g)
The income tax effect was calculated using a tax rate of approximately 32% and 40% for the three months ended December 2017 and 2016, respectively. The tax rate for each respective period represents the Company's estimated effective tax rate for the year, excluding the impact of any non-cash discrete tax expenses or benefits including the $6.5 million tax benefit described in footnote (f).

The information furnished with this Item 2.02, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Denis M. Holler
Date: February 9, 2018	Name:	Denis M. Holler
	Title:	Chief Financial Officer